Exhibit 99.1

Bread Financial Announces Approval of $30 Million Share
Repurchase Program

COLUMBUS, Ohio – February 21, 2024 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions, today announced that its Board of Directors has approved a new plan to purchase up to $30 million of shares of the Company’s common stock.

As part of Bread Financial’s continued commitment to its stated capital priorities, the share buyback is designed to offset the impact of dilution associated with issuances of employee restricted stock units.

The board’s authorization permits the Company to make open market share repurchases from time-to-time through December 31, 2024 in compliance with SEC Rule 10b-18 and subject to market conditions and other factors, including legal and regulatory restrictions and required approvals, up to the aggregate amount authorized by the board. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time.

About Bread Financial™
Bread FinancialTM (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay™ buy now, pay later products. Bread Financial also offers direct-to-consumer products that give customers more access, choice and freedom through its branded Bread CashbackTM American Express® Credit Card and Bread SavingsTM products.
Headquartered in Columbus, Ohio, Bread Financial is powered by its approximately 7,000 global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit BreadFinancial.com or follow us on Facebook, LinkedIn, Twitter and Instagram.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, among other things, statements regarding our intended share repurchases and the expected impact on share count dilution. We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are based only on currently available information and our current beliefs, expectations and assumptions, and are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control, including risk and uncertainties described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Investors/Analysts

Brian Vereb
Brian.Vereb@BreadFinancial.com

Susan Haugen
Susan.Haugen@BreadFinancial.com

Media

Rachel Stultz
Rachel.Stultz@BreadFinancial.com

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